EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
First Quarter 2018 Conference Call
May 4, 2018
10 a.m. CT

Introductory Comments - Joe Calabrese

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the first quarter of 2018 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 3, 2018 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter of 2018 with the first quarter of 2017.

I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good morning and thank you for joining us to discuss Ashford Hospitality Trust’s first quarter results. Our comparable RevPAR for all hotels decreased 0.2%, while our comparable RevPAR for all hotels not under renovation increased 2.5%. Jeremy will provide more information on our renovations which contributed to this wider than normal gap for our RevPAR results. For the quarter, we reported AFFO per share of $0.28. Additionally, we reported adjusted EBITDAre of $95.8 million for the quarter. For our hotels not under renovation, we generated Hotel EBITDA flow-through of approximately 46% and Hotel EBITDA margins increased 29 basis points.

This management team has a long track record of diligently seeking to maximize long term shareholder value. Our exceptionally high insider ownership of 18%, which is approximately six times the peer average, establishes a strong financial alignment with our shareholders and incentivizes us to excel in achieving the highest possible returns for our investors.

Our strategy remains focused on our effort to enhance shareholder value. We will continue to own and acquire predominantly upper upscale full-service hotels at a RevPAR of generally less than two times the national average. We are not purposefully chasing the highest RevPAR hotels because we see tradeoffs in RevPAR and yield. We will remain disciplined on new deals as we balance expected returns, underwritten growth, and our cost of capital. We are active in seeking deals in the marketplace, but the pipeline has thinned from the start of the year and the environment remains very competitive.

Switching to dispositions, we believe selling hotels is an economic strategy to enhance value, not simply to achieve a stated portfolio objective. As a result, our asset sales are financially calibrated. During the quarter we sold the Springhill Suites Glen Allen for $10.9 million, equating to an estimated trailing 12-month cap rate of 7.1% after taking into account projected capex to be invested by the buyer. Subsequent to the end of the quarter, we also sold the SpringHill Suites Centreville for $7.5 million, which resulted in an approximate 7.3% trailing 12-month cap rate. Since 2015, we have sold approximately $350 million of hotels with an average RevPar of $79 equating to an approximate trailing 12-month cap rate of 8.2% and an estimated all in 7.1% cap rate based upon the buyer’s projected capital expenditures . The sales resulted in a debt pay down of $291 million. Through these sales of mostly lower RevPAR select service and some full service hotels, we believe we have improved the overall quality of the portfolio.

As for our balance sheet, we target net debt to gross assets of 55% to 60% because we believe in the benefits of an appropriate amount of non-recourse debt to enhance equity returns. We have generally run near this leverage level consistently since our IPO 15 years ago, through up and down cycles. We have been active refinancing our existing debt totaling approximately $2.1 billion in new loans since the start of 2017. During the quarter and subsequent to quarter end, we completed two significant refinancings amounting to approximately $1.4 billion to enhance shareholder value. These transactions resulted in significant savings for our platform as compared to what we would have paid on the prior loans, and we intend to continue with more refinancing activity in 2018. Deric will go into more detail on these transactions later, but they are yet another example of how this management team looks for every opportunity to drive value in our platform.

We seek to maintain a cash and cash equivalents balance between 25% to 35% of our equity market capitalization for financial flexibility. At the end of the first quarter of 2018, this totaled $428 million in net working capital, equating to approximately $3.59 per share. We believe this excess cash balance provides a hedge in uncertain economic times as well as providing dry powder to capitalize on attractive investment opportunities as they arise.

Also, we remain focused on our investor outreach efforts in 2018. We will continue to get out on the road with investors to communicate our strategy and the attractiveness of an investment in Ashford Trust and look forward to speaking with many of you during upcoming events.

Finally, I see more economic indicators leading to growth rather than contraction. There is talk of RevPAR re-acceleration and perhaps less dialogue as to why this cycle should be ending, other than the fact that is has been a long recovery. Conversely, there are growing cost pressures for our industry which will also affect performance. Each lodging cycle is different and more often exogenous events change the course of lodging REIT performance. When I look ahead I particularly like what we are doing. We are being disciplined in looking for accretive acquisitions while simultaneously patiently culling less strategic, lower RevPAR hotels with a focus on maximizing shareholder returns. We are investing in our hotels with aggressive refresh campaigns to improve their competitive position. Our asset management initiatives focus on all incremental revenue and cost saving opportunities to deliver improvement in revenue and operating margins. Our refinancing efforts are substantial today and will have an impact in the future given the maturity extension and spread reduction. I feel this management team is really hitting on all cylinders across multiple facets of Ashford Trust to enhance value. I also believe that there are more opportunities ahead.

I will now turn the call over to Deric to review our first quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the first quarter of 2018, we reported a net loss attributable to common stockholders of $36.9 million or $0.39 per diluted share.
For the quarter, we reported AFFO per diluted share of $0.28 compared with $0.32 for the prior year quarter.
Beginning with our first quarter results, we have started reporting EBITDA for real estate, or EBITDAre, as defined by NAREIT, and Adjusted EBITDAre. Previously, we reported Adjusted EBITDA. Adjusted EBITDAre is calculated in a similar manner as Adjusted EBITDA, with the exception of the adjustment for non-controlling partners’ pro rata share of Adjusted EBITDA.
Adjusted EBITDAre totaled $95.8 million for the quarter compared with $100.9 million for the prior year quarter. During the quarter we booked approximately $0.4 million in income related to business interruption proceeds on our Crowne Plaza Key West due to Hurricane Irma. Given the recovery in business to Key West, we do not expect to receive any additional business interruption income at this property.
At the end of the first quarter, we had total assets of $4.6 billion. We had $3.7 billion of mortgage debt with a blended average interest rate of 5.8%. At the end of the quarter, our debt was approximately 9% fixed rate and 91% floating rate. All of our debt is non-recourse, property level debt, and we have a well-laddered maturity schedule. Interest rate caps are in place for virtually all of our floating rate loans. Including the market value of our equity investment in Ashford, Inc. we ended the quarter with net working capital of $428 million. Net working capital on our balance sheet currently equates to approximately $3.59 per share, or approximately 50% of our current share price.

As of March 31, 2018, our portfolio consisted of 119 hotels with 24,895 net rooms.

Our share count currently stands at 119.2 million fully diluted shares outstanding, which is comprised of 98.7 million shares of common stock and 20.6 million OP units.

With regards to dividends, the Board of Directors declared a first quarter 2018 cash dividend of $0.12 per share, or $0.48 on an annualized basis. Based on yesterday's stock price, this represents a 6.8% dividend yield, one of the highest in the hotel REIT space. The adoption of a dividend policy does not commit the Board of Directors to declare future dividends or the amount thereof. The Board will continue to review its dividend policy on a quarter-to-quarter basis.

On the capital markets front, during the quarter, we refinanced a mortgage loan with an existing outstanding balance totaling approximately $377 million secured by eight hotels. The new loan totals $395 million and has a two-year initial term with five one-year extension options subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 2.92%. This financing is expected to result in annual interest payments savings of approximately $6.8 million as compared to the prior loan terms.

Subsequent to quarter end, we refinanced a mortgage loan secured by 22 hotels with an existing outstanding balance totaling approximately $972 million. The previous mortgage loan that was refinanced was the Highland Pool loan with a final maturity date in April 2021. The new loan totals $985 million and has a two-year initial term with five one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 3.20%. This refinancing is expected to result in annual interest savings of approximately $11 million as compared to the prior loan terms.

After these refinancings, our next hard debt maturity is in February of 2019. The debt capital markets continue to be very attractive and going forward into 2018, our goal is to continue to be opportunistic in accessing the debt markets to refinance a significant portion of our debt to improve our liquidity, extend our maturities and lower our cost of capital. As you can see, we have benefitted from the flexibility of our floating rate debt to efficiently refinance a substantial portion of our existing loans at a time when loan spreads have significantly compressed over the past 12-18 months. We believe we are enhancing shareholder value by capitalizing on the current capital market conditions.

This concludes our financial review and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Our portfolio comparable RevPAR was basically flat, declining 0.2% during the quarter. Those hotels not under renovation grew comparable RevPAR by 2.5% during the quarter. Holidays had a negative impact this quarter, with Easter shifting to April 1st in 2018, compared with April 16th in 2017.

The 270 basis point gap between our overall portfolio’s RevPAR and the RevPAR for those hotels not under renovation represents a much larger renovation impact than we normally experience. Over the previous eight quarters, this impact has ranged from 40 basis points to 190 basis points, with a median impact of 100 basis points. The first quarter of 2018 was heavily impacted by renovations, with 5 more hotels-representing 2,221 more rooms, or a 65% increase-under renovation than the first quarter of 2017. Going further back and comparing Q1 2018 to Q1 2016 shows four more hotels and 88% more rooms under renovation during the 2018 period. However, for the balance of 2018, we are projecting an average of five fewer hotels under renovation per quarter, with an average of 281, or 7%, fewer rooms out of service.

One of this quarter’s top performing assets was the Marriott DFW Airport, which recently converted from Marriott-managed to Remington-managed. This hotel grew RevPAR by 6.2%, driven by 11.4% occupancy growth. This robust RevPAR growth resulted in the property increasing share relative to both the Dallas market and the upper upscale Irving North Area submarket by 470 and 320 basis points, respectively. Much of this growth can be attributed to recruiting, hiring, and redeploying the sales team as well as the Remington revenue management program and processes that were implemented. We were also able to strategically add additional airline contract nights to increase shoulder night occupancy. Not only did we increase the room revenue, but Hotel EBITDA flow-through was 490% during the quarter and margins increased by 17.6%, resulting in a $401,000, or 16.2%, increase in Hotel EBITDA. In addition, event satisfaction scores were up 14% during the first quarter of 2018 relative to the first quarter of 2017. The main driver of this improvement was Remington management and bringing in J&S Audio Visual to run A/V at the property. The continued strong results at this property showcase the performance improvements we expect to see when Remington takes over as property manager and works seamlessly with Ashford’s best-in-class asset management team.

A few other of our top performing assets this past quarter include: Le Meridien and W Minneapolis-both 2015 brand-managed acquisitions- along with our other two Minneapolis hotels-the Hilton Minneapolis Bloomington and Sheraton Minneapolis West. The four-hotel portfolio grew RevPAR by 12.3%, led by the Hilton Minneapolis growing RevPAR by 21.9%. The Hilton’s growth outpaced that of the property’s competitors by 620 basis points. February was the primary driver of growth, with total revenues increasing by 74%, 43%, 42%, and 45% at the Le Meridien, W, Hilton, and Sheraton, respectively, as a result of Minneapolis playing host to the Super Bowl. Not only did we successfully drive topline at these four assets, but Hotel EBITDA for the portfolio increased 44%, or $1.0 million, due to 83% Hotel EBITDA flow-through and a 29% increase in margins. These outstanding results are all in spite of the fact that Le Meridien Minneapolis was completing a renovation during the first quarter.

During 2018, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $165-185 million in capital expenditures during the year, which will primarily be comprised of guestrooms renovations at the Hyatt Regency Coral Gables, Westin Princeton, Ritz-Carlton Atlanta, and the Hotel Indigo Atlanta. In the first quarter, we spent $64.0 million on capex. We recently completed guestrooms renovations at the Renaissance Palm Springs, Sheraton Anchorage, and Marriott Research Triangle Park. In addition to the guestrooms renovations, we will complete a comprehensive lobby and restaurant repositioning at the Renaissance Nashville. Additionally, the first phase of the Renaissance Nashville redevelopment is complete, which returned the grand ballroom and junior ballroom back to the hotel-together with a stunning new conference center lobby. By continually investing in our portfolio, we are well positioned to effectively compete in our markets.

That concludes our prepared remarks and we will now open up the call for Q&A.

Douglas Kessler

Thank you for joining today’s call. We look forward to speaking with you again next quarter and hopefully seeing many of you at NAREIT.

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